EXHIBIT 99

Ironwood Gold Corp. Acquires Assignment of Rights for Prospective Gold Property in Northern Nevada

SCOTTSDALE, AZ — (Marketwire) — 12/14/09 — Ironwood Gold Corp. (OTCBB: IROG) (the "Company," "Ironwood" or the "Assignee") wishes to announce it has entered into an Assignment Agreement (the "Agreement") with Kingsmere Mining Ltd. ("Kingsmere"), a Nevada corporation to acquire certain rights relating to 82 mining claims (the "Claims") within an Area of Interest known as the Rock Creek property located in Elko County, Nevada currently held by Kingsmere under option (the "Option Agreement") from a subsidiary of Teck Resources Limited ("Teck").

In consideration for the Assignment, Ironwood will issue, within 30 days of the date of execution of the Agreement, 7,000,000 restricted shares of common stock, with 5,950,000 shares to Kingsmere, and 1,050,000 shares to Teck pursuant to exemptions from the registration requirements of the United States Securities Act of 1933. Furthermore, Ironwood will pay US$300,000 with $255,000 to Kingsmere and $45,000 to Teck.

The Assignment Agreement provides that the Assignee acquires the undivided 100% right, title and interest in and of the Claims by making certain expenditures on or in respect to the exploration and development of the Claims. As such, Ironwood's rights under the Agreement are subject to certain rights providing for Teck to earn back into the Claims by making certain expenditures on or in respect to the exploration and development of the Claims and further subject to certain royalties payable to Teck.

The Rock Creek project is a high-grade, epithermal, bonanza-style gold-silver target. The 1,640 acre property consists of 82 unpatented U.S. federal mining claims in the Tuscarora Mountains of northern Nevada, 85 km NW of Elko, and within 35 km of the prolific Midas Au-Ag district. The property includes three areas of primary interest, the historically productive Falcon Mine, the Teapot prospect and the Red Cow area.

Several companies held claims in the area with the most recent surface sampling and shallow drill tests taking place in the 1980s and 90s. In the area encompassing the Falcon Mine alone, target veins locally reach widths of 30 meters and extend northwards from the Falcon mine for 1.5 km.

The Rock Creek area is underlain by a classic volcanic-hosted gold-silver epithermal system. The extensive alteration and total size of the system, at greater than 9km in strike length, indicates a high potential for the discovery of significant mineralization. In the northern Falcon and Red Cow areas, alteration and textural features suggest that the current surface may lie above potential high-grade Au-Ag mineralization at depth. Given these features and its location in gold-rich north central Nevada and proximity and similarity to the Midas high-grade epithermal vein discoveries, the Rock Creek property has strong potential for the discovery of similar high grade underground mineable, bonanza Au-Ag vein systems.

Management believes that based on the geological estimation of the property, the terms of the agreement are in keeping with the interests and goals of the Company. Ironwood now looks forward towards the development and implementation of work plans for early 2010 at this very promising location. Further announcements will be made as information becomes available.

Company President Robert Reukl states, "We are excited by the addition of this high quality project to our growing portfolio. The preliminary assessment of the properties we now control looks very promising. We look forward to moving ahead as quickly as possible towards unearthing the true potential of these new projects."

Additional details regarding the Company and of the agreement outlined above are filed as part of the Company's continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's ("SEC") EDGAR database.

ABOUT IRONWOOD GOLD CORP. (OTCBB: IROG)

Ironwood Gold Corp. is a mineral exploration and development company building a portfolio of prospective properties containing known deposits of strategic precious metals in politically stable, mining-friendly North American districts with recognized production histories.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

ON BEHALF OF THE BOARD
Ironwood Gold Corp.
Behzad Shayanfar, CEO

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